Filed pursuant to Rule 424(b)(3)
Registration No. 333-236079

Prospectus Supplement No. 4

(to Prospectus dated April 8, 2020)

NEW FRONTIER HEALTH CORPORATION

Primary Offering of
26,875,000 Ordinary Shares

Secondary Offering of
127,341,048 Ordinary Shares
12,500,000 Warrants

This Prospectus Supplement No. 4 supplements our Prospectus dated April 8, 2020 (the “Prospectus”) that forms a part of our Registration Statement on Form F-1 (File No. 333-236079). This Prospectus Supplement No. 4 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 6-K filed with the U.S. Securities and Exchange Commission on February 10, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

These securities involve a high degree of risk. You should carefully consider the risks identified under the caption “Risk Factors” beginning on Page 12 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 10, 2021.

FORM 6-K
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 of
the Securities Exchange Act of 1934

For the month of February 2021

Commission File Number: 001-38562

NEW FRONTIER HEALTH CORPORATION
(Translation of Registrant’s Name into English)

10 Jiuxianqiao Road,

Hengtong Business Park

B7 Building, 1/F

Chaoyang District, 100015

Beijing, China
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): Yes ☐ No ☒

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): Yes ☐ No ☒

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On February 10, 2021, the registrant, New Frontier Health Corporation (the “Company”), announced that its board of directors (the “Board”) has received a preliminary non-binding proposal letter (the “Proposal Letter”), dated February 9, 2021, from New Frontier Public Holding Ltd. (“NFPH”), Carnival Investments Limited, a company affiliated with Leung Kam Chung (the “Chairman”), Roberta Lipson and her affiliates (collectively, the “CEO”), Max Rising International Limited, a company affiliated with Carl Wu (the “President”), Ying Zeng (the “COO”), Vivo Capital Fund IX (Cayman), L.P.(“Vivo”), NF SPAC Holding Limited and Sun Hing Associates Limited (together with NF SPAC Holding Limited, “Nan Fung”), Brave Peak Limited (“Shimao”), Aspex Master Fund (“Aspex”), Smart Scene Investment Limited (“Hysan”), and LY Holding Co., Limited (“Tingyi Group” and, together with NFPH Holding, the Chairman, the CEO, the President, the COO, Vivo, Nan Fung, Shimao, Aspex and Hysan, the “Buyer Group”) to acquire all outstanding ordinary shares (the “Shares”) of the Company not already beneficially owned by members of the Buyer Group or their affiliates in a going-private transaction for US$12.00 per share in cash (the “Proposed Transaction”). The Proposed Transaction, if completed, would result in the Company becoming a privately held company and its ordinary shares would be delisted from the New York Stock Exchange.

On February 10, 2021, the Company further announced that following the announcement described in the preceding paragraph, the Company received a clarification from representatives of the Buyer Group indicating that, the Buyer Group intends to, at a later time and in connection with the Proposed Transaction, also propose to acquire all outstanding warrants to purchase ordinary shares of the Company not already beneficially owned by members of the Buyer Group or their affiliates.  At this time, the Company has not received from the Buyer Group a proposal to acquire the warrants, nor any indication of the terms and conditions of any such proposal.

The Company expects that a special committee of the Board, comprised solely of independent, disinterested directors, will be formed to consider the proposal letter and evaluate the Proposed Transaction and any proposal with respect to the warrants. The Company cautions the holders of the Company’s securities and others considering trading the Company’s securities that the Board has just received the Proposal Letter and the subsequent clarification and has not had an opportunity to carefully review and evaluate the Proposal Letter or the subsequent clarification or make any decision with respect to the Company’s response to the proposal. There can be no assurance that any proposal will be made by the Buyer Group with respect to the warrants to purchase the ordinary shares of the Company, any definitive offer will be made by the Buyer Group with respect to any securities of the Company, that any agreement will be executed relating to the Proposed Transaction or any other transaction or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law. A copy of the press release issued by the registrant regarding the Proposal Letter is submitted herewith as Exhibit 99.1 and is incorporated herein by reference and a copy of the press release issued by the registrant regarding the subsequent clarification of the Buyer Group with respect to the warrants to purchase ordinary shares of the Company is submitted herewith as Exhibit 99.2 and is incorporated herein by reference.

Safe Harbor Statement

This report on Form 6-K may contain forward-looking statements. Statements that are not historical facts, including statements about the registrant’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. The registrant cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. There can be no assurance that any definitive offer relating to the Proposed Transaction will be made, that any definitive agreement will be executed relating to the Proposed Transaction or that a transaction based on the Proposed Transaction or any other similar transaction will be approved or consummated.

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Press Release.
99.2	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

New Frontier Health Corporation

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Chief Executive Officer

Date: February 10, 2021

Exhibit 99.1

New Frontier Health Corporation Announces Receipt of Preliminary Non-Binding “Going Private” Proposal

BEIJING, China, February 10, 2021 /PRNewswire/ — New Frontier Health Corporation (“NFH” or the “Company”) (NYSE: NFH), operator of the premium healthcare services provider United Family Healthcare (“UFH”), today announced that its board of directors (the “Board”) has received a preliminary non-binding proposal letter, dated February 9, 2021, from New Frontier Public Holding Ltd. (“NFPH”), Carnival Investments Limited, a company affiliated with Leung Kam Chung (the “Chairman”), Roberta Lipson and her affiliates (collectively, the “CEO”), Max Rising International Limited, a company affiliated with Carl Wu (the “President”), Ying Zeng (the “COO”), Vivo Capital Fund IX (Cayman), L.P.(“Vivo”), NF SPAC Holding Limited and Sun Hing Associates Limited (together with NF SPAC Holding Limited, “Nan Fung”), Brave Peak Limited (“Shimao”), Aspex Master Fund (“Aspex”), Smart Scene Investment Limited (“Hysan”), and LY Holding Co., Limited (“LY” and, together with NFPH, the Chairman, the CEO, the President, the COO, Vivo, Nan Fung, Shimao, Aspex and Hysan, the “Buyer Group”) to acquire all outstanding ordinary shares (the “Shares”) of the Company not already beneficially owned by members of the Buyer Group or their affiliates in a going-private transaction for US$12.00 per share in cash (the “Proposed Transaction”). The Proposed Transaction, if completed, would result in the Company becoming a privately held company and its ordinary shares would be delisted from the New York Stock Exchange. A copy of the proposal letter is attached hereto as Exhibit A.

According to the proposal letter, the Buyer Group plans to finance the Proposed Transaction with equity capital from existing members of the Buyer Group and potential additional equity investors and debt capital.

The Company expects that a special committee of the Board, comprised solely of independent, disinterested directors, will be formed to consider the proposal letter and evaluate the Proposed Transaction. The Company cautions the holders of the Company’s securities and others considering trading the Company’s securities that the Board has just received the proposal letter and has not had an opportunity to carefully review and evaluate the proposal or make any decision with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made by the Buyer Group, that any agreement will be executed relating to the Proposed Transaction or any other transaction or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About New Frontier Health Corporation

New Frontier Health Corporation (NYSE: NFH) is the operator of United Family Healthcare (UFH), a leading private healthcare provider offering comprehensive premium healthcare services in China through a network of private hospitals and affiliated ambulatory clinics. UFH currently has nine hospitals in operation or under construction in all four tier 1 cities and selected tier 2 cities. Additional information may be found at www.nfh.com.cn.

2

Forward-Looking Statements

This press release contain “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, NFH’s ability to address the effects of the COVID-19 pandemic; NFH’s ability to manage patient inflows; and NFH’s ability to prevent the spread of COVID-19 within its facilities; NFH’s ability to grow its business manage its growth; the benefits and synergies of the business combination it completed in December 2019, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and the Company’s expectations, beliefs and forecasts concerning future events impacting NFH. These forward-looking statements are not guarantees of future results and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NFH’s control that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. For a discussion of such risks, please refer to NFH’s Annual Report on Form 20-F, filed with the SEC on March 31, 2020 and NFH’s subsequent filings with the SEC. NFH undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investors
Harry Chang
Tel: +852-9822-1806
Email: harry@new-frontier.com

ICR, LLC
William Zima
Tel: +1-203-682-8200
Email: bill.zima@icrinc.com

Media
Wenjing Liu
Tel: +86-10-5927-7342
Email: liu.wenjing@ufh.com.cn

3

Exhibit A – Proposal Letter

February 9, 2021

The Board of Directors (the “Board”)

New Frontier Health Corporation

10 Jiuxianqiao Road,

Hengtong Business Park

B7 Building, 1/F

Chaoyang District, 100015,

Beijing, China

Dear Directors:

New Frontier Public Holding Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Sponsor”), Carnival Investments Limited, a company affiliated with Leung Kam Chung and incorporated with limited liability under the laws of the British Virgin Islands (the “Chairman”), Roberta Lipson, a national of the United States, Benjamin Lipson Plafker Trust, Daniel Lipson Plafker Trust, Johnathan Lipson Plafker Trust and Ariel Benjamin Lee Trust (collectively, the “CEO”), Max Rising International Limited, a company affiliated with Carl Wu and incorporated with limited liability under the laws of the British Virgin Islands (the “President”), Mr. Zeng Ying, a national of the People’s Republic of China (“the COO”), Vivo Capital Fund IX (Cayman), L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Vivo”), NF SPAC Holding Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“Nan Fung A”), Sun Hing Associates Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“Nan Fung B,” collectively with Nan Fung A, “Nan Fung”), Brave Peak Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“Shimao”), Aspex Master Fund, a company incorporated with limited liability under the laws of the Cayman Islands (“Aspex”), Smart Scene Investment Limited, a company incorporated with limited liability under the laws of Hong Kong (“Hysan”), and LY Holding Co., Limited, a company incorporated with limited liability under the laws of British Virgin Islands (“LY”, together with the Sponsor, the Chairman, the CEO, the President, the COO, Vivo, Nan Fung, Shimao, Aspex and Hysan, the “Consortium” or “we”) are pleased to submit this preliminary non-binding proposal to acquire all outstanding ordinary shares (the “Shares”) of New Frontier Health Corporation (the “Company”) not already beneficially owned by members of the Consortium or their affiliates in a going private transaction (the “Transaction”).

Our proposed purchase price for each Share is US$12.00 in cash, reflecting a valuation of the Company’s fully loaded enterprise value being approximately 86 times its 2019 adjusted EBITDA and 121 times its LTM EBITDA (before IFRS 16 adoption) as of Q3 2020. We believe that our proposal provides an attractive opportunity for the Company’s shareholders. Our proposed purchase price represents a premium of approximately 27.9% to the closing trading price of the Shares on February 8, 2021, the last trading day prior to the date hereof and a premium of 36.8% to the volume-weighted average closing price during the last 30 trading days.

4

As of the date hereof, members of the Consortium hold an aggregate of 52,259,799 issued and outstanding Shares, representing approximately 39.8% of the total issued and outstanding Shares. In addition, the Sponsor holds voting proxies granted by shareholders of the Company (not including any shareholder who is already a member of the Consortium) in respect of 17,316,625 issued and outstanding Shares, representing approximately 13.2% of the total issued and outstanding Shares.

The principal terms and conditions upon which the Consortium is prepared to pursue the Transaction are set forth below.

1. Consortium. The members of the Consortium have entered into a consortium agreement and will, during the period beginning on the date hereof and ending on the earlier of (i) the date that is twenty-four (24) months after the date hereof and (ii) the termination of the Consortium Agreement among the members of the Consortium, work exclusively with each other to implement the Transaction. Please be advised that members of the Consortium are interested only in pursuing this Transaction and are not interested in conducting or supporting any alternative transaction involving the Company.

2. Purchase Price. We propose to acquire all of the outstanding Shares, other than those beneficially owned by the members of the Consortium and to be rolled over for the purposes of funding the Transaction, at a purchase price equal to US$12.00 per Share, in cash, based on the Company’s share capital set forth in the Company’s public filings.

3. Financing. We intend to finance the Transaction with equity capital sourced from existing members of the Consortium (including by way of rollover shares and/or cash contribution) and potentially additional equity investors, as well as debt financing to be arranged by the Consortium.

4. Due Diligence. We are prepared to move expeditiously to complete the proposed Transaction as soon as practicable. We have engaged Simpson Thacher & Bartlett LLP as our legal counsel and believe that, with the full cooperation of the Company, we can complete customary commercial, legal, financial and accounting due diligence for the Transaction, in a timely manner and in parallel with discussions on the definitive agreements.

5. Definitive Documentation. Assuming our satisfaction with the results of our due diligence investigation, we are prepared to promptly negotiate and finalize the definitive agreements (the “Definitive Agreements”) providing for the Transaction. This proposal is subject to the execution of the Definitive Agreements. We expect that such Definitive Agreements with respect to the Transaction will contain representations, warranties, covenants and conditions which are typical, customary and appropriate for transactions of this type.

6. Process. We believe the Transaction will provide superior value to the Company’s shareholders. We recognize that the Board will evaluate the Transaction independently before it can make its determination to endorse it. Given the involvement of the Sponsor, the Chairman, the CEO, the President, the COO, Vivo, Nan Fung, Shimao, Aspex, Hysan and LY, we expect that the independent, disinterested members of the Board will proceed to consider the proposed Transaction.

5

7. Confidentiality. Certain members of the Consortium will, as required by law, promptly file an amendment to its Schedule 13D to disclose this proposal. However, we are sure you will agree with us that it is in all of our interests to ensure that we proceed in a confidential manner, unless otherwise required by law, until we have executed Definitive Agreements or terminated our discussions.

8. No Binding Commitment. This proposal is not a binding offer, agreement or an agreement to make a binding offer. This letter is a preliminary indication of interest by the Consortium and does not contain all matters upon which agreement must be reached in order to consummate the proposed Transaction, nor does it create any binding rights or obligations in favor of any person. A binding commitment will result only from the execution of Definitive Agreements, and then will be on the terms and conditions provided in such documentation.

In closing, the Consortium would like to express its commitment to working together to bring this proposed Transaction to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you.

[Signature Pages Follow]

Sincerely,

NEW FRONTIER PUBLIC HOLDING LTD.

For an on behalf of the Consortium

By:

Name:

Title:

Exhibit 99.2

New Frontier Health Corporation Announces Receipt of Clarification to Preliminary Non-Binding “Going Private” Proposal

BEIJING--(BUSINESS WIRE)--New Frontier Health Corporation (“NFH” or the “Company”) (NYSE: NFH), operator of the premium healthcare services provider United Family Healthcare (“UFH”), today announced that, following its announcement of receipt a preliminary non-binding proposal letter, dated February 9, 2021, from a buyer group consisting of New Frontier Public Holding Ltd. (“NFPH”), Carnival Investments Limited, a company affiliated with Leung Kam Chung (the “Chairman”), Roberta Lipson and her affiliates (collectively, the “CEO”), Max Rising International Limited, a company affiliated with Carl Wu (the “President”), Ying Zeng (the “COO”), Vivo Capital Fund IX (Cayman), L.P.(“Vivo”), NF SPAC Holding Limited and Sun Hing Associates Limited (together with NF SPAC Holding Limited, “Nan Fung”), Brave Peak Limited (“Shimao”), Aspex Master Fund (“Aspex”), Smart Scene Investment Limited (“Hysan”), and LY Holding Co., Limited (“LY” and, together with NFPH, the Chairman, the CEO, the President, the COO, Vivo, Nan Fung, Shimao, Aspex and Hysan, the “Buyer Group”), the Company received a clarification from representatives of the Buyer Group indicating that, the Buyer Group intends to, at a later time and in connection with the going-private transaction proposed by the Buyer Group, also propose to acquire all outstanding warrants to purchase ordinary shares of the Company not already beneficially owned by members of the Buyer Group or their affiliates. At this time, the Company has not received from the Buyer Group a proposal to acquire the warrants, nor any indication of the terms and conditions of any such proposal.

The Company cautions the holders of the Company’s securities and others considering trading the Company’s securities that the Board has just received the proposal letter and the subsequent clarification, and has not had an opportunity to carefully review and evaluate the proposal letter or the subsequent clarification or make any decision with respect to the Company’s response to the proposal. There can be no assurance that any proposal will be made by the Buyer Group with respect to the warrants to purchase the ordinary shares of the Company, that any definitive offer will be made by the Buyer Group with respect to any securities of the Company, that any agreement will be executed relating to the proposed transaction or any other transaction or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About New Frontier Health Corporation

New Frontier Health Corporation (NYSE: NFH) is the operator of United Family Healthcare (UFH), a leading private healthcare provider offering comprehensive premium healthcare services in China through a network of private hospitals and affiliated ambulatory clinics. UFH currently has nine hospitals in operation or under construction in all four tier 1 cities and selected tier 2 cities. Additional information may be found at www.nfh.com.cn.

2

Forward-Looking Statements

This press release contain “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, NFH’s ability to address the effects of the COVID-19 pandemic; NFH’s ability to manage patient inflows; and NFH’s ability to prevent the spread of COVID-19 within its facilities; NFH’s ability to grow its business manage its growth; the benefits and synergies of the business combination it completed in December 2019, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and the Company’s expectations, beliefs and forecasts concerning future events impacting NFH. These forward-looking statements are not guarantees of future results and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NFH’s control that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. For a discussion of such risks, please refer to NFH’s Annual Report on Form 20-F, filed with the SEC on March 31, 2020 and NFH’s subsequent filings with the SEC. NFH undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investors
Harry Chang
Tel: +852-9822-1806
Email: harry@new-frontier.com

ICR, LLC
William Zima
Tel: +1-203-682-8200
Email: bill.zima@icrinc.com

Media
Wenjing Liu
Tel: +86-10-5927-7342
Email: liu.wenjing@ufh.com.cn